Exhibit 10.39

Sonic Automotive, Inc.

Director Compensation Policy

(Effective as of April 18, 2017)*

Each non-employee director of Sonic Automotive, Inc. (the “Company”) will receive the following compensation for such director’s service on the Board of Directors:

•	an annual cash retainer of $70,000, payable in quarterly installments;

•

$20,000 annual cash retainer for the Audit Committee Chairman, payable in quarterly installments, and $12,500 annual cash retainer for the Compensation Committee Chairman, the Nominating and Corporate Governance Committee Chairman and the Lead Independent Director, payable in quarterly installments;

•	$6,250 annual cash retainer for the Vice Chairman of any Board committee, payable in quarterly installments;

•	a demonstrator vehicle for personal use; and

•

an annual equity grant of $130,000 in the form of restricted stock or, subject to the non-employee director’s timely election, deferred restricted stock units on the first business day following each annual meeting of the Company’s stockholders pursuant to the Sonic Automotive, Inc. 2012 Formula Restricted Stock and Deferral Plan for Non-Employee Directors.  The number of restricted shares of Class A common stock or deferred restricted stock units, as applicable, granted to an eligible non-employee director each year will equal $130,000 divided by the average closing sale price of the Class A common stock on the New York Stock Exchange for the twenty (20) trading days immediately preceding the grant date (rounded up to the nearest whole share or unit).  Generally, subject to the director’s continued service on the Board, the restricted stock or deferred restricted stock units, as applicable, will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) the day before the next annual meeting of the Company’s stockholders following the grant date.

Non-employee directors are eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan (the “Plan”) and may elect to defer up to 100% of their annual cash retainer fees under the Plan.

Any non-employee director who is initially elected to the Board of Directors during a calendar year but after the annual meeting of the Company’s stockholders has been held for such year will receive an equity grant of $130,000 in the form of restricted stock upon his or her election to the Board with the number of shares determined as described above.  Generally, subject to the director’s continued service on the Company’s Board, the restricted stock will vest in full on the first anniversary of the grant date.

Directors who are also employees of the Company do not receive compensation (other than their compensation as employees of the Company) for their service on the Board of Directors.

* Amended and adopted by the Board of Directors on October 17, 2016.